Exhibit 99.1

Orient Paper, Inc. Announces Second Quarter 2017 Financial Results

Earnings Conference Call Is Scheduled for Friday, August 11, 2017, 8:00 am ET

BAODING, China, August 10, 2017 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its audited financial results for the second quarter ended June 30, 2017.

	For the Three Months Ended June 30,
($ millions)	2017	2016	% Change
Revenues	22.8	38.0	-40.0%
Regular Corrugating Medium Paper (“CMP”)*	13.9	21.5	-35.3%
Light-Weight CMP**	3.2	4.3	-24.5%
Offset Printing Paper	4.9	10.4	-52.8%
Tissue Paper Products	0.7	1.5	-51.5%
Digital Photo Paper	0.0	0.3	-100.0%

Gross profit	3.5	6.9	-49.7%
Gross margin	15.2%	18.1%	-2.9 pp
Regular Corrugating Medium Paper (“CMP”)*	14.7%	16.7%	-2.0 pp
Light-Weight CMP**	19.5%	25.0%	-5.5 pp
Offset Printing Paper	15.3%	21.0%	-5.7 pp
Tissue Paper Products	5.1%	11.7%	-6.6 pp
Digital Photo Paper	NA	-45.0%	NM

Operating income	0.8	4.2	-81.7%
Net income	0.0	2.6	-99.4%
EBITDA	4.4	8.0	-45.6%
Basic and Diluted earnings per share	0.00	0.12	-99.4%

* Products from PM6

** Products from PM1

*** pp represents percentage points

●	Revenue decreased by 40.0% to $22.8 million, primarily attributable to decrease in overall sales volume and partially offset by a moderate increase in blended average selling prices. The decrease in sales volume was primarily due to a temporary government-mandated restriction on production that has been in place since November 2016.

●	Gross profit decreased by 49.7% to $3.5 million. Gross margin decreased by 2.9 percentage points to 15.2%. The decrease in gross margin was primarily due to increases in unit costs of recycled scrap paper board and recycled white scrap paper and coal.

●	Net income was $15.9 thousand, or $0.001 per diluted share, compared to $2.6 million, or $0.12 per diluted share, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by 45.6% to $4.4 million.

Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “Our second quarter results were impacted to a large extent by a temporary government mandated restriction on production that has been in place since November 2016. Total sales volume decreased by 42.5% to 55,069 tonnes, the lowest level since the first quarter of 2013, leading to a 40.0% decrease in total revenue in the second quarter. Our margins also deteriorated as a result of increases in unit costs of recycled paper board, recycled white scrap paper, and coal that increased by 34.0%, 17.5%, and 56.9% year-over-year, respectively. Looking ahead, we expect that the prices for our major products to remain relatively stable at current levels. However, the temporary government mandated production restrictions/suspensions that are enacted from time to time continue to pose risks and uncertainties to our business.”

Second Quarter 2017 Financial Results

Revenue

For the second quarter of 2017, total revenue decreased by $15.2 million, or 40.0%, to $22.8 million from $38.0 million for the same period of last year. The decrease in total revenue was mainly due to decreases in sales volume across all product categories and partially offset by moderate increase in blended average selling price. Due to heavy haze in Northern China, the Chinese government temporarily restricted our production volume beginning in November 2016. We decreased the production volume of regular CMP, light-Weight CMP and offset printing paper in the second quarter of 2017 and sales of these products decreased accordingly. The following table summarizes revenue, volume and ASP by product for the second quarter of 2017 and 2016, respectively:

	For the Three Months Ended June 30,
	2017			2016
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	13,892	37,994	366	21,471	65,620	327
Light-Weight CMP	3,244	9,200	353	4,295	12,867	334
Offset Printing Paper	4,928	7,307	674	10,446	15,984	654
Tissue Paper Products	724	568	1,275	1,492	1,194	1,250
Digital Photo Paper	-	-	-	287	160	1,793
Total	22,788	55,069	414	37,992	95,825	396

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $8.6 million, or 33.5%, to $17.1 million and accounted for 75.2% of total revenue for the second quarter of 2017, compared to $25.8 million, or 67.8%, of total revenue for the same period of last year. The Company sold 47,194 tonnes of CMP at an ASP of $363/tonne in the second quarter of 2017, compared to 78,487 tonnes at an ASP of $328/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $7.6 million, or 35.3%, to $13.9 million, resulting from sales of 37,994 tonnes at an ASP of $366/tonne, during the second quarter of 2017, compared to revenue of $21.5 million, resulting from sales of 65,620 tonnes at an ASP of $327/tonne, for the same period of last year. Revenue from light-weight CMP decreased by $1.1 million, or 24.5%, to $3.2 million, resulting from sales of 9,200 tonnes at an ASP of $353/tonne for the second quarter of 2017, compared to revenue of $4.3 million, resulting from sales of 12,867 tonnes at an ASP of $334/tonne for the same period of last year.

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Revenue from offset printing paper decreased by $5.5 million, or 52.8%, to $4.9 million for the second quarter of 2017, from $10.4 million for the same period of last year. The Company sold 7,307 tonnes of offset printing paper at an ASP of $674/tonne in the second quarter of 2017, compared to 15,984 tonnes at an ASP of $654/tonne in the same period of last year.

Revenue from tissue paper products decreased by $0.8 million, or 51.5%, to $0.7 million for the second quarter of 2017, from $1.5 million for the same period of last year. The Company sold 568 tonnes of tissue paper products at an ASP of $1,275/tonne in the second quarter of 2017, compared to 1,194 tonnes at an ASP of $1,250/tonne in the same period of last year.

We had no revenue from digital photo paper for the second quarter of 2017, compared to $0.3 million, resulting from sales of 160 tonnes at an ASP of $1,793/tonne in the same period of last year. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and are now upgrading the production line to produce more competitive products. We expect to resume our digital photo paper production in the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $11.8 million, or 37.9%, to $19.3 million for the second quarter of 2017, from $31.1 million for the same period of last year. Cost of sales per tonne was $351 for the second quarter of 2017, compared to $325 for the same period of last year. The increase in overall cost of sales per tonne was mainly due to increased cost of recycled paper board, recycled white scrap paper and coal, and partially offset by the use of natural gas and liquefied gas to replace coal as well as the introduction of cheaper recycled scrap binding margin into the production. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were, $312, $284, $571, $1,210, and $nil, respectively, for the second quarter of 2017, compared to $273, $250, $516, $1,106, and $2,600, respectively, for the same period of last year.

Total gross profit decreased by $3.4 million, or 49.7%, to $3.5 million for the second quarter of 2017, from $6.9 million for the same period of last year. Overall gross margin decreased by 2.9 percentage points to 15.2% for the second quarter of 2017 from 18.1% for the same period of last year. The decrease in gross margin was across all product categories. Gross margin for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper was 14.7%, 19.5%, 15.3%, 5.1% and nil, respectively, for the second quarter of 2017, compared to 16.7%, 25.0%, 21.0%, 11.7%, and -45.0%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by 1.2% to $2.7 million for the second quarter of 2017. As a percentage of total revenue, SG&A was 11.8% for the second quarter of 2017, compared to 7.2% for the same period of last year.

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Income from Operations

Income from operations decreased by $3.4 million, or 81.7%, to $0.8 million for the second quarter of 2017, from $4.2 million for the same period of last year. Operating margin was 3.4% for the second quarter of 2017, compared to 11.0% for the same period of last year.

Net Income

Net income was $15.9 thousand, or $0.001 per basic and diluted share, for the second quarter of 2017, compared to $2.6 million, or $0.12 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA decreased by $3.6 million, or 45.6%, to $4.4 million for the second quarter of 2017, from $8.0 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended June 30,
($ millions)	2017	2016
Net income	0.0	2.6
Add: Income tax	0.1	0.9
Net interest expense	0.7	0.7
Depreciation and amortization	3.6	3.8
EBITDA	4.4	8.0

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First Half of 2017 Financial Results

	For the Six Months Ended June 30,
($ millions)	2017	2016	% Change
Revenues	48.1	65.9	-27.1%
Regular Corrugating Medium Paper (“CMP”)*	33.3	37.4	-10.8%
Light-Weight CMP**	5.5	7.3	-25.0%
Offset Printing Paper	7.9	17.6	-55.3%
Tissue Paper Products	1.4	3.1	-53.8%
Digital Photo Paper	0.0	0.6	-100.0%
Gross profit	9.1	10.7	-14.4%
Gross margin	19.0%	16.2%	2.8 pp
Regular Corrugating Medium Paper (“CMP”)*	19.1%	14.8%	4.3 pp
Light-Weight CMP**	21.0%	23.7%	-2.6 pp
Offset Printing Paper	19.1%	19.3%	-0.2 pp
Tissue Paper Products	6.4%	11.8%	-5.4 pp
Digital Photo Paper	NA	-62.2%	NM
Operating income (loss)	3.6	3.6	1.3%
Net income (loss)	1.7	1.2	42.7%
EBITDA	10.9	11.6	-6.2%
Basic and Diluted earnings per share	0.08	0.06	33.3%

* Products from PM6

** Products from PM1

*** pp represents percentage points

Revenue

For first half of 2017, total revenue decreased by $17.8 million, or 27.1%, to $48.1 million from $65.9 million for the same period of last year. The decrease in total revenue was mainly decreases in sales volume across all product categories and partially offset by moderate increase in blended average selling price. Due to heavy haze in Northern China, the Chinese government temporarily restricted our production volume beginning in November 2016. The following table summarizes revenue, volume and ASP by product for the first half of 2017 and 2016, respectively:

	For the Six Months Ended June 30,
	2017			2016
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	33,344	85,786	389	37,367	114,622	326
Light-Weight CMP	5,454	14,223	383	7,271	21,865	333
Offset Printing Paper	7,853	12,063	651	17,581	26,869	654
Tissue Paper Products	1,427	1,126	1,268	3,087	2,461	1,254
Digital Photo Paper	-	-	-	600	334	1,795
Total	48,077	113,198	425	65,906	166,151	397

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Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $5.8 million, or 13.1%, to $38.8 million, and accounted for 80.7% of total revenue for the first half of 2017, compared to $44.6 million, or 67.7% of total revenue for the same period of last year. The Company sold 100,009 tonnes of CMP at an ASP of $388/tonne in the first half of 2017, compared to 136,487 tonnes at an ASP of $327/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $4.0 million, or 10.8%, to $33.3 million, resulting from sales of 85,786 tonnes at an ASP of $389/tonne, during the first half of 2017, compared to revenue of $37.4 million, resulting from sales of 114,622 tonnes at an ASP of $326/tonne, for the same period of last year. Revenue from light-weight CMP decreased by $1.8 million, or 25.0%, to $5.5 million, resulting from sales of 14,223 tonnes at an ASP of $383/tonne for the first half of 2017, compared to revenue of $7.3 million, resulting from sales of 21,865 tonnes at an ASP of $333/tonne for the same period of last year.

Revenue from offset printing paper decreased by $9.7 million, or 55.3%, to $7.9 million for the first half of 2017, from $17.6 million for the same period of last year. The Company sold 12,063 tonnes of offset printing paper at an ASP of $651/tonne in the first half of 2017, compared to 26,869 tonnes at an ASP of $654/tonne in the same period of last year.

Revenue from tissue paper products decreased by $1.7 million, or 53.8%, to $1.4 million for the first half of 2017, from $3.1 million for the same period of last year. The Company sold 1,126 tonnes of tissue paper products at an ASP of $1,268/tonne in the first half of 2017, compared to 2,461 tonnes at an ASP of $1,254/tonne in the same period of last year.

We had no revenue from digital photo paper for the first half of 2017, compared to $0.6 million, resulting from sales of 334 tonnes at an ASP of $1,795/tonne in the same period of last year. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and are now upgrading the production line to produce more competitive products. We expect to resume our digital photo paper production in the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $16.3 million, or 29.5%, to $39.0 million for the first half of 2017, from $55.3 million for the same period of last year. Cost of sales per tonne was $344 for the first half of 2017, compared to $333 for the same period of last year. The increase in overall cost of sales per tonne was mainly due to increased cost of recycled paper board, recycled white scrap paper and coal, and partially offset by the use of natural gas and liquefied gas to replace coal as well as the introduction of cheaper recycled scrap binding margin into the production. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were, $314, $303, $527, $1,186, and $nil, respectively, for the first half of 2017, compared to $278, $254, $528, $1,106, and $2,913, respectively, for the same period of last year.

Total gross profit decreased by $1.5 million, or 14.4%, to $9.1 million for the first half of 2017, from $10.7 million for the same period of last year. Overall gross margin increased by 2.8 percentage points to 19.0% for the first half of 2017 from 16.2% for the same period of last year. Gross margin for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper was 19.1%, 21.0%, 19.1%, 6.4% and nil, respectively, for the first half of 2017, compared to 14.8%, 23.7%, 19.3%, 11.8%, and -62.2%, respectively, for the same period of last year.

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Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $1.6 million, or 22.6%, to $5.5 million for the first half of 2017, from $7.1 million for the same period of last year. As a percentage of total revenue, SG&A was 11.4% for the first half of 2017, compared to 10.7% for the same period of last year.

Income from Operations

Income from operations increased by 1.3% to $3.6 million for the first half of 2017. Operating margin was 7.6% for the first half of 2017, compared to 5.4% for the same period of last year.

Net Income

Net income was $1.7 million, or $0.08 per basic and diluted share, for the first half of 2017, compared to $1.2 million, or $0.06 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA decreased by $0.7 million, or 6.2%, to $10.9 million for the first half of 2017, from $11.6 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Six Months Ended June 30,
($ millions)	2017	2016
Net income	1.7	1.2
Add: Income tax	0.6	1.0
Net interest expense	1.4	1.4
Depreciation and amortization	7.2	8.0
EBITDA	10.9	11.6

7

Cash, Liquidity and Financial Position

As of June 30, 2017, the Company had cash and cash equivalents, short-term debt (including related party loan), current capital lease obligations, and long-term debt (including related party loans) of $7.0 million, $15.2 million, $6.9 million, and $17.6 million, respectively, compared to $2.3 million, $5.1 million, $8.8 million, and $14.9 million, respectively, at the end of 2016. Net inventory was $10.4 million as of June 30, 2017, compared to $5.6 million at the end of 2016. As of June 30, 2017, the Company had a net working capital deficit of $1.9 million, compared to $6.1 million at the end of 2016.

Net cash provided by operating activities was $3.7 million for the first half of 2017, compared to net cash used in operating activities of $0.8 million for the same period of last year. Net cash used in investing activities was $5.9 million for the first half of 2017, compared to $2.1 million for the same period of last year. Net cash provided by financing activities was $6.6 million for the first half of 2017, compared to $4.4 million for the same period of the prior year.

Earnings Conference Call

The Company’s management will host a conference call to discuss its second quarter 2017 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/8:00 pm Beijing Time) on Friday, August 11, 2017.

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the “Orient Paper Second Quarter 2017 Earnings Conference Call”.

Conference Call
Date:	Friday, August 11, 2017
Time:	8:00 am ET
International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440
Conference ID:	64223587

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at http://www.orientpaperinc.com/ or https://edge.media-server.com/m6/p/5gkp73yk.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

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A playback will be available from 11:00 am ET on August 11, 2017 to 9:59 am ET on August 19, 2017. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 64223587 to access the replay.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products.

With production based in Baoding and Xingtai in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol “ONP” since December 2009. (For more information, please visit http://www.orientpaperinc.com)

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: tony.tian@weitian-ir.com

Phone: +1-732-910-9692

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues	$22,787,683	$37,991,892	$48,077,342	$65,906,225

Cost of sales	(19,323,017)	(31,102,138)	(38,958,756)	(55,250,587)

Gross Profit	3,464,666	6,889,754	9,118,586	10,655,638

Selling, general and administrative expenses	(2,688,549)	(2,721,232)	(5,470,891)	(7,067,484)
Loss from disposal of property, plant and equipment	(12,101)	-	(12,101)	-

Income from Operations	764,016	4,168,522	3,635,594	3,588,154

Other Income (Expense):
Interest income	5,811	49,607	23,756	80,394
Subsidy income	101	-	40,813	-
Interest expense	(696,530)	(695,983)	(1,375,614)	(1,416,872)

Income before Income Taxes	73,398	3,522,146	2,324,549	2,251,676

Provision for Income Taxes	(57,481)	(940,540)	(600,763)	(1,043,967)

Net Income	15,917	2,581,606	1,723,786	1,207,709

Other Comprehensive Income (Loss):
Foreign currency translation adjustment	3,288,469	(4,642,756)	4,244,761	(3,745,561)

Total Comprehensive Income (Loss)	$3,304,386	$(2,061,150)	$5,968,547	$(2,537,852)

Earnings Per Share:

Basic and Diluted Earnings per Share	$0.00	$0.12	$0.08	$0.06

Outstanding – Basic and Diluted	21,450,316	21,450,316	21,450,316	21,381,404

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2017 AND DECEMBER 31, 2016

(Unaudited)

	June 30,	December 31,
	2017	2016
ASSETS

Current Assets
Cash and cash equivalents	$6,953,940	$2,332,646
Restricted cash	5,904,582	2,162,318
Accounts receivable (net of allowance for doubtful accounts of $46,164 and $79,478 as of June 30, 2017 and December 31, 2016, respectively)	2,262,038	3,894,436
Inventories	10,434,966	5,632,030
Prepayments and other current assets	2,901,161	455,892

Total current assets	28,456,687	14,477,322

Property, plant, and equipment, net	190,557,203	187,689,880
Value-added tax recoverable	2,974,914	2,945,575
Deferred tax asset non-current	4,648,207	3,264,841

Total Assets	$226,637,011	$208,377,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$15,204,299	$5,045,409
Current portion of long-term loans from credit union	88,569	-
Current obligations under capital lease	6,940,652	8,786,528
Accounts payable	346,464	559,952
Advance from customers	-	28,831
Notes payable	5,904,582	2,162,318
Due to a related party	132,044	56,872
Accrued payroll and employee benefits	227,909	209,936
Other payables and accrued liabilities	901,766	2,424,778
Income taxes payable	600,662	1,310,967

Total current liabilities	30,346,947	20,585,591

Loans from credit union	7,233,113	4,843,592
Loans from a related party	10,333,018	10,090,817
Deferred gain on sale-leaseback	-	102,232

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $45,546,850 and $35,618,995 as of June 30, 2017 and December 31, 2016, respectively)	47,913,078	35,622,232

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 21,450,316 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	21,450	21,450
Additional paid-in capital	50,635,243	50,635,243
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	(1,196,630)	(5,441,391)
Retained earnings	123,183,296	121,459,510

Total stockholders’ equity	178,723,933	172,755,386

Total Liabilities and Stockholders’ Equity	$226,637,011	$208,377,618

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(Unaudited)

	Six Months Ended
	June 30,
	2017	2016

Cash Flows from Operating Activities:
Net income	$1,723,786	$1,207,709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,199,500	7,952,954
Loss from disposal of property, plant and equipment	12,101	25,952
(Recovery from) Allowance for bad debts	(34,779)	36,198
Share-based compensation expenses	-	1,417,395
Deferred tax	(1,288,588)	(1,028,853)
Changes in operating assets and liabilities:
Accounts receivable	1,738,942	(1,809,895)
Prepayments and other current assets	(2,362,865)	1,645,357
Inventories	(4,609,040)	592,706
Accounts payable	(224,074)	320,844
Advance from customers	(29,152)	-
Notes payable	3,643,943	(12,786,981)
Due to a related party	72,879	67,749
Accrued payroll and employee benefits	12,772	38,631
Other payables and accrued liabilities	(1,383,446)	1,056,063
Income taxes payable	(732,440)	474,469
Net Cash Provided by (Used in) Operating Activities	3,739,539	(789,702)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(5,900,335)	(2,146,216)
Proceeds from sale of property, plant and equipment	24,522	39,615
Net Cash Used in Investing Activities	(5,875,813)	(2,106,601)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	14,000
Repayments of related party loans	-	(6,132,173)
Proceeds from short term bank loans	9,911,525	1,223,635
Proceeds from credit union loans	2,332,124	-
Payment of capital lease obligation	(2,030,900)	(409,907)
(Increase in) Release of restricted cash	(3,643,943)	9,727,895
Net Cash Provided by Financing Activities	6,568,806	4,423,450

Effect of Exchange Rate Changes on Cash and Cash Equivalents	188,762	(136,819)

Net Increase in Cash and Cash Equivalents	4,621,294	1,390,328

Cash and Cash Equivalents - Beginning of Period	2,332,646	2,641,917

Cash and Cash Equivalents - End of Period	$6,953,940	$4,032,245

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$1,034,757	$1,236,195
Cash paid for income taxes	$2,621,791	$1,598,351

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